ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-216940

DOLLAR GENERAL CORPORATION

PRICING TERM SHEET

March 26, 2018

$500,000,000 4.125% Senior Notes Due 2028

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated March 26, 2018, supplementing the base prospectus and registration statement (File No. 333-216940) filed with the Securities and Exchange Commission (the “SEC”). The information in this pricing term sheet supplements such preliminary prospectus supplement and updates and supersedes the information in the preliminary prospectus supplement and base prospectus to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in such preliminary prospectus supplement.

Issuer:	Dollar General Corporation

Expected Settlement Date:	April 10, 2018 (T+10)*

Current Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Final Maturity Date:	May 1, 2028

Principal Amount:	$500,000,000

Coupon:	4.125%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2018

Price to Public:	99.899%, plus accrued interest, if any, from April 10, 2018

Benchmark Treasury:	2.75% U.S. Treasury due February 15, 2028

Benchmark Treasury Price and Yield:	99-08; 2.837%

Spread to Benchmark Treasury:	130 basis points

Yield to Maturity:	4.137%

Make-Whole Call:	T+20 basis points (prior to February 1, 2028)

Par Call:	On and after February 1, 2028 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Use of Proceeds:

The Issuer intends to use the net proceeds of this offering to repay all $400 million outstanding principal amount of its 1.875% Senior Notes due 2018, to reduce any of its outstanding commercial paper notes (excluding $186.0 million of commercial paper notes held by one of its wholly-owned subsidiaries) and, to the extent of any remaining proceeds, for general corporate purposes.

CUSIP and ISIN:	CUSIP: 256677 AF2 ISIN: US256677AF29

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers:

J.P. Morgan Securities LLC
Mizuho Securities USA LLC
BBVA Securities Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Regions Securities LLC

Co-Managers:	BNP Paribas Securities Corp. KeyBanc Capital Markets Inc.

*Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next seven business days will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Goldman Sachs & Co. LLC at (201) 793-5170; Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322; Wells Fargo Securities, LLC at (800) 645-3751; Citigroup Global Markets Inc. at (800) 831-9146; or U.S. Bancorp Investments, Inc. at (877) 558-2607.